MAJOR TOM

Service Agreement | nFusz | December 21, 2018

Prepared by:
Jieun Segal
VP Sales & Marketing
jsegal@majortom.com

Prepared for:
Denise Butler
General Manager
denise@nfusz.com

Setup/ Implementation & Monthly Management
Statement of Work (Media Plan, Option 3)

	Deliverable/Setup	Price ($USD)
Digital Advertising Campaign Setup	Google Search	$15,000
	Google Display	
	Facebook	
	Instagram	
	LinkedIn	
	Network Video	
	Analytics/GTM	
Email Automation	Workflow Strategy	$14,000
	Hubspot configuration	
	1 Custom Landing Page Design (Template)	
	Email Template design	
Content Development	4 blog posts (copy writing)	$13,000
	2 Infographic	
	2 whitepapers/ebooks	

Creative	1 set of banner creative design (retargeting) - template	$5,000
	2 sets ad creative design (ad creative) - template	
Project Management, Account Management & Reporting	Project Management (2.5 months)	$15,000
	Set up Fee	$62,000
	Less Value in Kind Services	($5,000)
	Total Setup Fee	**$57,000**
	Deliverable/Monthly	**Price ($USD)**
Monthly Mgmt	Paid media optimization/testing	$8,000
	Bi-weekly media check-in meetings	
	Data analysis & monthly reporting with insights	
	Creative development to support ongoing campaigns	
	Monthly Fee (3 months)	**$8,000/mo**
*** **Total Project Fee (Setup & 3 months of Monthly Mgmt) amortized over 6 months = $13,500/Month**		

Terms & Conditions

Please initial or sign where applicable.

Major Tom Agency Inc. ("Major Tom") has agreed to provide Marketing Services and/or Web Development Services to nFusz (“The Client”) according to the following terms and conditions:

Marketing Services

The marketing services to be provided are those as set out in the budget page attached to this Agreement. The services to be provided are not a guarantee by Major Tom that the Client will meet its marketing objectives.

Web Development Services

The web development services to be provided are those as set out in the estimate attached to this Agreement. The estimate is based on our current understanding of the project and any additional requirements will be outside the included scope of work.

Client Approval

The Client will appoint a single representative with full authority to provide necessary information and approvals.

Additional Scope

Any revisions, additions, or alterations to the services or project outlined in this Agreement, shall be scoped as additional service and a statement of work provided for approval. Such additional services shall include, but are not limited to, changes in the extent of work, changes in the complexity of any elements of the project, and changes made after approval has been given for a specific stage.

Contract Term

Services will be completed timely in accordance with the schedule set out below.

Contract Term
This Agreement shall commence: Upon signed agreement Number of months agreement will continue for: 6 months If the client wishes to cancel services after the commitment of the monthly service of months as stated above, the client must provide 30 days written notice. Otherwise, the services will continue month-to-month. Total project commitment is $81,000 amortized over 6 months.
Both parties agree to work expediently and economically, and to advise either party of any material changes in deadlines pertaining to this agreement.

Payment

The Client will pay in accordance with the payment schedule and terms set out below.

Recurring Services / Expenses		
Item Description	**Amount ($USD)**	**Payment Due**
Services (amortized over 6 months)	$13,500/month	Due immediately upon agreement signing* Due Net 30 – Invoiced at the Start of each Month
Expenses	TBD (refer to media plan, Option 3)	Direct Expense**

*Work on the project will not be initiated until this deposit has been received.

**Advertising funds are a direct expense to the Client's credit card and are subject to the advertising platform's payment terms.

Major Tom invoices that are paid by credit card will be subject to a 3% processing fee.

Termination

If either party is in default under this Agreement (including non-payment) then the non-defaulting party may immediately terminate this Agreement without prior notice to the other party. In the event of a project cancellation, the Client is obligated to pay only for work completed and approved expenditures.

The Client must provide 30 days written notice to cancel recurring monthly services.

Ownership

Intellectual property provided to Major Tom, including but not limited to, logo, trademarks, trade names, copyright material and content will remain the property of the Client. Materials designed and produced on behalf of the Client will become the Client's property upon full payment of all invoices.

Major Tom retains the right to use the work produced for the Client for promotional purposes, unless otherwise requested by the Client.

Prohibition of Material

The Client shall not provide Major Tom with any material, that to their knowledge, violates or infringes any copyright, trademark, trade secret or patent. The Client shall not provide any material that is libelous or slanderous, and acknowledges that Major Tom is in no way responsible for verifying material or holds any liability for misleading, false or untrue statements.

Indemnity

The Client agrees to indemnify and hold harmless Major Tom from any and all third party claims, demands, liabilities, costs and expenses, including reasonable legal fees, resulting from the Client's material breach of any duty under this agreement.

Compliance with Law

The Client will utilize the services of Major Tom only to promote and market a business which is consistent with all applicable local, provincial and federal laws and regulations.

Major Tom will perform the services in a manner which is consistent with all applicable local, provincial and federal laws and regulations.

Governing Law

This Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to conflict of laws rules, and any action or proceeding arising out of or related to this Agreement shall be brought only in the courts of that jurisdiction.

Entire Agreement

This agreement supersedes all prior agreements and understandings between Major Tom and the Client for performance of services, and constitutes the complete agreement and understanding between the parties. The parties may amend this Agreement in a written document signed by both parties.

MAJOR TOM

Signatories

This Agreement is effective as of the date in the contract terms above.

nFusz by its authorized signatory:

Signature: *jeff clayborne*

Position: CFO

Name:

Date Signed: 12/14/2018

Mailing Address	Billing Address (if different)

Major Tom Agency Inc. by its authorized signatory:

Signature: *Jieun Segal*

Position: VP Sales & Marketing

Name: Jieun Segal

Date Signed: 12/21/2018

Major Tom will be notified of the signed contract upon completion using PandaDoc Electronic Signature. We thank you for your business and look forward to working with you.